Exhibit 5.1
AMERCO
1325 Airmotive Way Suite 100
Reno, Nevada  89502-3239

July 20, 2011

Ladies and Gentlemen:

I am Secretary to AMERCO, a Nevada corporation (the “Company”), and have served as counsel to the Company in connection with the registration under the Securities Act of 1933 (the “Act”) of the Company’s (i) $1,000,000 aggregate principal amount of 6.75% Secured Notes Series UIC-16A due 2021 (the “Series UIC-16A Notes”) and (ii) $1,596,000 the Fixed Rate Secured Notes Series UIC-17A (the “Series UIC-17A Notes”).  As the Company’s counsel, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, the Series UIC-16A Notes and Series UIC-17A Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Base Indenture dated February 14, 2011 (the “Base Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), the Fourteenth Supplemental Indenture dated July 20, 2011 by and between the Company and the Trustee and the Fifteenth Supplement Indenture dated July 27, 2011 by and between the Company and the Trustee (each of which amended and supplemented the Base Indenture) under which the Series UIC-16A Notes and UIC-17A Notes were issued have been duly authorized, executed and delivered by the Trustee thereunder.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on October 7, 2010 (File No. 333-169832) (the “Registration Statement”) and to all references to me, if any, included in or made a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jennifer M. Settles
Jennifer M. Settles, Secretary